UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

January 9, 2012

Date of Report (Date of earliest event reported)

RDA HOLDING CO.

(Exact name of registrant as specified in its charter)

Delaware	333-170143-07	37-1537045
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

750 Third Avenue New York, New York	10017
(Address of principal executive offices)	(Zip Code)

(646) 293-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Reader’s Digest Association, Inc. (“RDA”) and RDA Holding Co. (“Holdings,” together with RDA, the “Company”) entered into an employment agreement (the “Agreement”) with Robert Guth, President and Chief Executive Officer of the Company on January 9, 2012 (the “Effective Date”).  Pursuant to the Agreement and as previously disclosed, Mr. Guth will receive an initial annual base salary of $1,200,000 and will be eligible for an annual cash bonus under the Company’s annual management incentive plan with a target bonus of $400,000.  Mr. Guth was also granted, effective January 9, 2012, an initial equity award under the RDA Holding Co. 2010 Equity Incentive Plan of 200,000 restricted stock units, which will be fully vested upon grant.

In the event Mr. Guth’s employment with the Company is terminated by the Company other than for “cause” (except in the case of a termination in connection with certain changes in control) or by Mr. Guth for “good reason,” in each case as defined in the Agreement, Mr. Guth will be entitled to a severance payment equal to the sum of (A) one times his current base salary plus (B) an amount equal to his target bonus.  He also will be entitled to receive a pro rata bonus, certain accrued rights and extended coverage of certain benefit premiums.

Mr. Guth also will be entitled to participate in the Company’s benefit programs and perquisite plans and programs available to executive employees and he is entitled to the use of living quarters paid for by the Company. The Agreement expires on December 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RDA Holding Co.

/s/ Andrea Newborn
	Name:	Andrea Newborn
	Title:	Senior Vice President, General Counsel and Secretary
Date: January 12, 2012